Exhibit 10.6

1200 Morris Turnpike Suite 3005 Short Hills, NJ 07078

November 12, 2024

VIA E-MAIL [XXX]

Clive Meanwell

Dear Clive:

On behalf of Metsera, Inc. (collectively with its subsidiaries and affiliates, the “Company”), we are pleased to extend you an offer of employment to continue serving as the Executive Chairman of the Company’s board of directors (the “Board”), pursuant to the terms of this offer letter (this “Letter”) which, if you accept, will govern your employment with the Company.

1. Position, Duties and Responsibilities.

a. While you have served as Executive Chairman since September 27, 2024 (your “Start Date”), your employment with the Company commenced on October 1, 2024 (your “Employment Commencement Date”). As Executive Chair, you will continue to have duties and responsibilities consistent with your role, including providing executive leadership over the executive management team, overseeing the meetings of the Board, serving as a liaison between the Board and members of management, as well as rendering advice and other services agreed upon between you and the Board from time to time, including, but not limited to, providing advice related to company strategy, clinical development, evaluation of product and strategic opportunities, market assessments, financing strategy and mentorship of senior team.

b. Commencing on your Start Date, you agree to devote such portion of your business time and attention to the business and affairs of the Company as necessary to fulfill your duties and responsibilities as Executive Chairman, provided, that it is expected that your duties and responsibilities as Executive Chairman will require you to spend on average not more than 50% of your business time and attention to the Company. The Company acknowledges and agrees that you may continue to serve as Chairman and Managing Partner of Population Health Partners, L.P.

Clive Meanwell

November 12, 2024

2. At-Will Employment. Your employment relationship with the Company is “at will,” which means that either you or the Company may terminate your employment at any time for any or no reason, with or without advance notice. No employee or representative of the Company has the authority to modify this at-will employment agreement except for the Board, and any such modification must be in a written agreement signed by both you and a duly authorized member of the Board. This paragraph constitutes an integrated agreement with respect to the at-will nature of your employment relationship, and there may be no implied or oral agreements that in any way modify this at-will employment agreement.

3. Compensation.

a. In consideration for the performance of your duties and responsibilities hereunder, commencing on your Employment Commencement Date, your gross annualized base salary will be $400,000 (“Base Salary”), paid bi-weekly in accordance with the Company’s payroll schedule, as in effect from time to time. In light of your duties and compensation, you will be classified as an exempt employee and will not be eligible for overtime. Your salary is intended to compensate you for all hours worked in any work week.

b. You will also be eligible to earn an annual target bonus, which will be sixty percent (60%) of your base salary, pro-rated from the Employment Commencement Date for 2024. The amount of your bonus, if any, shall be determined by the Company in its sole and absolute discretion based on the results of the Company’s operations and your individual performance. Bonuses are not guaranteed. You must be employed in good standing by the Company and you must not have given notice of your resignation or received notice of your termination as of the date bonuses are paid in order to be eligible for, and to receive, a bonus.

c. The Company will be entitled to withhold from any amounts payable under this Letter any federal, state, local or foreign withholding or other taxes or charges which the Company is required by law to withhold. The Company will be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding arise. Notwithstanding anything to the contrary set forth herein, all provisions of this Letter will be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (collectively, “Section 409A”), or to be exempt from Section 409A to the extent an exemption is applicable. Each payment of compensation under this Letter will be treated as a separate payment. Nothing in this Letter will require the Company or its successors to be liable for, or be required to indemnify you for, any adverse tax effect or liability associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

d. As soon as administratively practicable, you will be granted an option (the “Option”) to purchase 700,000 shares of Company common stock pursuant to the Metsera, Inc. 2023 Stock Incentive Plan (the “Plan”) with an exercise price per share equal to the fair market value of a share of Company common stock on the date of grant, as determined by the Board. The Option will vest and become exercisable as to 1/48th of the initial number of shares subject to the Option on each monthly anniversary of your Start Date, subject to your

Clive Meanwell

November 12, 2024

continued service to the Company through the applicable vesting date. The Option will constitute an “incentive stock option” within the meaning of Section 422 of the Code to the maximum extent permitted by law. The Option will be subject to the terms and conditions of the Plan and an option agreement on the Company’s standard form to be entered into between you and the Company following the date of grant. Notwithstanding anything in the Plan or the option agreement to the contrary, in the event of a Change in Control (as defined in the Plan), the vesting and exercisability of the Option will automatically fully accelerate as of immediately prior to the closing of such Change in Control, subject to your continued service to the Company through such closing.

4. Benefits; Company Policies.

a. You will be eligible to participate in all employee welfare and benefit plans, programs and arrangements made available generally to Company’s executives, provided that you meet all requirements for each benefit. Each benefit is governed by the applicable policy provider’s terms and conditions, which will be determinative. The Company reserves the right to amend, modify, or terminate any of these benefits without notice.

b. You will be entitled to vacation and paid time off for certain U.S. holidays, in accordance with the Company’s policies, as in effect from time to time.

c. The Company will reimburse you for all reasonable business expenses you incur pursuant to the Company’s usual expense reimbursement policies and practices, as in effect from time to time, following your submission of reasonable documentation thereof. With regard to reimbursement of costs and expenses, except as permitted by Section 409A, (i) the right to reimbursement shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement provided during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.

d. You will, at all times, be subject to the Company’s policies and procedures and must adhere to those policies and procedures, including as set forth in the Company’s Employee Handbook and including, without limitation, those pertaining to confidentiality and standards of conduct. The Company reserves the right to amend its policies, procedures and practices at any time.

5. Contingencies. Your offer of employment is contingent on the following: (i) verification of your right to work in the United States within 72 hours of your date of hire; and (ii) satisfactory completion of a pre-employment screening.

Clive Meanwell

November 12, 2024

6. Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof. You hereby agree that venue for any dispute related to this Letter, your application for employment, employment, or termination of employment with the Company, will be in a court of competent jurisdiction in New York County, New York. You further waive objection to the jurisdiction or to the laying of venue in any such court.

7. Entire Agreement. Together with the Confidentiality, Inventions Assignment, Non- Solicitation, and Non-Competition Agreement you signed on November 22, 2023, this Letter contains the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, or communications between you and the Company (oral or written). The terms of your employment may be amended in the future, but only by a written amendment to this Letter signed by a duly authorized member of the Board. You acknowledge and agree that in executing this Letter you have not relied on any statement or representation not contained in this Letter.

8. Acknowledgements and Representations. You acknowledge that you are not relocating your residence in reliance of any promise or representation by the Company regarding the kind, character, or existence of any potential employment with the Company, or the length of time such employment will last, or the compensation related thereto. You represent that you are free to enter into an employment relationship with the Company and to perform the services required of you. You further represent that you have disclosed to the Company and provided copies of any agreement you may have with any third party (such as a current or former employer) which may limit your ability to work for the Company, or which otherwise could create a conflict of interest with the Company. You further represent that you are not bound by any non-competition, non-disclosure, non-solicitation, or similar obligations, except for those contained in the written agreements you have provided to the Company. You understand that you are prohibited from using or disclosing any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality and from violating any lawful agreement that you may have with any third party. By signing this Letter, you represent that you have and will comply with these requirements and that you are not in possession of any confidential documents or other property of any former employer or other third party.

A subsequent letter detailing any additional or updated executive provisions may follow.

This Letter is only valid and binding if a countersigned copy is returned to my attention before any date upon which the Company notifies you that this offer has been rescinded, and otherwise shall become void, and of no force or effect.

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Clive Meanwell

November 12, 2024

Clive, we believe you can continue to make a valuable contribution to the Company and hope that you accept our offer. After reviewing this Letter, please confirm that it reflects your understanding by signing and returning to me.

Very truly yours,

/s/ Paul L. Berns

Paul L. Berns
Director

AGREED AND ACCEPTED:

Clive Meanwell
Print Name

/s/ Clive Meanwell
Signature 12 November 2024
Date